MERGER AGREEMENT

BY AND AMONG

NATIONAL RESEARCH CORPORATION,

NRC ACQUISITION, INC.,

MY INNERVIEW, INC.,

NEIL L. GULSVIG

AND

JANICE L. GULSVIG

TABLE OF CONTENTS

1.	THE MERGER		1
	1.1.	The Merger	1
	1.2.	Effective Time	1
	1.3.	Conversion of Stock; Treatment of Sub Common Stock	2
	1.4.	Articles of Incorporation	2
	1.5.	By-Laws	2
	1.6.	Stock Options; Warrants; Phantom Stock	2
	1.7.	Dissenting Shares	3
	1.8.	Directors and Officers	3
2.	PURCHASE CONSIDERATION; PAYMENT		3
	2.1.	Purchase Consideration	3
	2.2.	Payment	7
3.	REPRESENTATIONS AND WARRANTIES OF COMPANY		8
	3.1.	Corporate	8
	3.2.	Shareholder Authority	10
	3.3.	No Violation	10
	3.4.	Financial Statements	10
	3.5.	Tax Matters	11
	3.6.	Accounts Receivable	14
	3.7.	Work-in-Process	14
	3.8.	Absence of Certain Changes	14
	3.9.	Absence of Undisclosed Liabilities	16
	3.10.	No Litigation	16
	3.11.	Compliance With Laws and Orders	16
	3.12.	Title to and Condition of Properties	17
	3.13.	Insurance	18
	3.14.	Contracts and Commitments	18
	3.15.	Labor Matters	19
	3.16.	Employee Benefit Plans	19
	3.17.	Employment; Compensation	21
	3.18.	Trade Rights	22
	3.19.	Bank Accounts	22
	3.20.	Affiliates’ Relationships to Company	22
	3.21.	Assets Necessary to Business	22
	3.22.	No Brokers or Finders	22
	3.23.	Duty of Company to Make Inquiry	23
	3.24.	Treatment of Stock Options; Phantom Stock and Warrants	23
	3.25.	Takeover Statutes	23
	3.26.	Vote Required	23
	3.27.	Proxy Statement	23
	3.28.	Disclosure	24
4.	REPRESENTATIONS AND WARRANTIES OF NRC AND SUB		24
	4.1.	Corporate	24
	4.2.	Authority	24
	4.3.	No Violation	24
	4.4.	No Brokers or Finders	25
	4.5.	Stock Ownership	25
	4.6.	Disclosure	25

i

5.	COVENANTS		25
	5.1.	Retention Bonus and Noncompetition and Nonsolicitation Agreements	25
	5.2.	Access to Information and Records	25
	5.3.	Conduct of Business Pending the Closing	25
	5.4.	Consents	27
	5.5.	Other Action	27
	5.6.	Disclosure Schedule	27
	5.7.	Shareholders’ Meeting; Proxy Statement	27
	5.8.	Amendment of Employee Plans	28
	5.9.	Employees	28
6.	CONDITIONS PRECEDENT TO NRC’s AND SUB’S OBLIGATIONS		28
	6.1.	Representations and Warranties True as of the Closing Date	28
	6.2.	Compliance With Agreement	28
	6.3.	Absence of Litigation	28
	6.4.	Consents and Approvals	28
	6.5.	Shareholder Approval	28
	6.6.	Cancellation Agreements	29
	6.7.	Escrow Agreement	29
	6.8.	Retention Bonus and Noncompetition and Nonsolicitation Agreements	29
7.	CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS		29
	7.1.	Representations and Warranties True on the Closing Date	29
	7.2.	Compliance With Agreement	29
	7.3.	Absence of Litigation	29
	7.4.	Consents and Approvals	29
	7.5.	Shareholder Approval	29
	7.6.	Retention Bonus and Noncompetition and Nonsolicitation Agreements	29
	7.7.	Escrow Agreement	29
8.	SHAREHOLDERS’ AGENT		30
	8.1.	Appointment	30
	8.2.	Limitation of Liability	30
	8.3.	Successor Shareholders’ Agent	30
9.	INDEMNIFICATION		31
	9.1.	By Shareholders	31
	9.2.	By NRC	31
	9.3.	Indemnification of Third Party Claims	31
10.	CLOSING		33
	10.1.	Documents to be Delivered by Company	33
	10.2.	Documents to be Delivered by NRC or Sub.	34
11.	TERMINATION		34
	11.1.	Right of Termination Without Breach	34
	11.2.	Termination for Breach	35
12.	MISCELLANEOUS		36
	12.1.	Disclosure Schedule	36
	12.2.	Disclosures and Announcements	36
	12.3.	Assignment; Parties in Interest	36

12.4.	Law Governing Agreement	36
12.5.	Amendment and Modification	37
12.6.	Notice	37
12.7.	Expenses	38
12.8.	Entire Agreement	38
12.9.	Counterparts	39
12.10.	Headings	39

Defined Terms	Section

Affiliate	3.8(k)
Agreement	Page 1
Articles of Merger	1.2
Business	Page 1
Cancellation Agreements	1.6
CERCLA	3.11(c)
Claim	9.1
Closing	Article 10
Closing Balance Sheet	2.1(c)(i)
Closing Date	Article 10
Closing Payment	2.2(a)
Closing Purchase Consideration	2.1(b)
Closing Rights	1.6
Closing Valuation	2.1(c)(ii)
Closing Valuation Post-Closing Adjustment	2.1(c)(ii)
Code	3.5(r)
Company	Page 1
Common Stock	1.3(a)
Company Employees	3.16(a)
Company Transaction Expenses	12.7(b)
Deferred Purchase Consideration	2.1(d)
DFI	1.2
Disclosure Schedule	12.1
Dissenting Proportion	2.1(c)(iv)
Dissenting Shares	1.7
EBITDA	2.1(c)(ii)
Effective Time	1.2
Employee Plans	3.16(a)
Environmental Laws	3.11(c)
ERISA	3.16(a)
Escrow	2.2(b)
Escrow Agent	6.7
FIN 48	3.5(b)
Fully Diluted Share Number	2.1(f)
GAAP	3.4
Government Entities	3.3
Income Statement	2.1(c)(i)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Laws	3.3
Liens	3.12(a)
Litigation	3.10
Material Adverse Effect	3.9
Merger	1.1
Neutral Auditor	2.1(c)(i)

Defined Terms	Section

Non-Disclosure Agreement	12.8
NRC	Page 1
NRC’s Affiliates	9.1
Option Plan	1.6
Orders	3.3
Participating Shareholders	2.2
Per Share Purchase Consideration	2.1(e)
Phantom Stock Plan	1.6
Preferred Stock	1.3(a)
Proxy Statement	3.27
Purchase Consideration	2.1(a)
Recent Balance Sheet	3.4
Retention Bonus Agreements	5.1
Revenues	2.1(c)(ii)
Share Unit	1.6
Shareholders	3.27
Shareholders’ Agent	Page 1
Shareholders Agreement	Page 1
Shareholders’ Meeting	3.27
Shortfall	2.1(d)(i)
Stock	1.3(a)
Stock Certificate	1.3(b)
Sub.	Page 1
Subsidiary	3.1(d)
Surviving Corporation	1.1
Taxes	3.5(r)
Tax Return	3.5(r)
Trade Rights	3.18
Treasury Regulations	3.5(r)
Warrants	1.6
Waste	3.11(c)
WBCL	1.1
Working Capital	2.1(c)(iii)

Exhibit Index

Exhibit A	Form of Articles of Merger
Exhibit B	Form of Cancellation Agreements
Exhibit C	Dissenting Proportion
Exhibit D	Examples of the Calculation of Deferred Purchase Consideration
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Retention Bonus Agreements
Exhibit G	Form of Noncompetition and Nonsolicitation Agreement

v

MERGER AGREEMENT

        MERGER AGREEMENT, dated as of November 26, 2008 (this “Agreement”), by and among NATIONAL RESEARCH CORPORATION, a Wisconsin corporation (“NRC”), NRC ACQUISITION, INC., a Wisconsin corporation and wholly-owned subsidiary of NRC (“Sub”), MY INNERVIEW, INC., a Wisconsin corporation (“Company”), NEIL L. GULSVIG, in his individual capacity and as Shareholders’ Agent (“Shareholders’ Agent”) and JANICE L. GULSVIG.

R E C I T A L S

        A.     Company is engaged in the provision of ongoing survey-based performance measurement, analysis and tracking services to the senior care industry (the “Business”).

        B.     The respective Boards of Directors of NRC, Sub and Company have approved the merger of Sub with and into Company pursuant to the terms of this Agreement.

        C.     As a condition and inducement to NRC’s and Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain holders of Stock (as defined in Section 1.3(a)) are entering into a Shareholders Agreement with NRC and Sub (the “Shareholders Agreement”).

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	THE MERGER

        1.1.     The Merger. Subject to the terms and conditions of this Agreement, in accordance with Sections 180.1101 and 180.1103 of the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time (as defined in Section 1.2), Sub shall, and NRC shall cause Sub to, merge with and into Company (the “Merger”), and Company shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin (Company in its capacity as the corporation surviving the Merger is sometimes referred to herein as “Surviving Corporation”). Upon consummation of the Merger, the separate corporate existence of Sub shall terminate and the name of Surviving Corporation shall continue to be “My InnerView, Inc.”

        1.2.     Effective Time. Subject to the provisions of this Agreement, articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) shall be executed by Sub and Company and thereafter delivered to the Department of Financial Institutions of the State of Wisconsin (the “DFI”) for filing as provided in Section 180.1105 of the WBCL, as soon as practicable on the Closing Date (as defined in Article 10). The Merger shall become effective upon the later of (a) the filing of the Articles of Merger with the DFI and (b) the effective date and time of the Merger as set forth in the Articles of Merger (which shall in no event be later than the first business day after the Closing Date). The term “Effective Time” shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

        1.3.     Conversion of Stock; Treatment of Sub Common Stock.

            1.3(a)     At the Effective Time, subject to Section 1.7, by virtue of the Merger and without any action on the part of Company, the holders of any securities of Company and/or any other party hereto or others, each share of the common stock, par value $0.01 per share, of Company (the “Common Stock”) (other than shares canceled pursuant to Section 1.3(c)) and each share of the Series A Convertible Preferred Stock, par value $0.01 per share, of Company (the “Preferred Stock” and, together with the Common Stock, the “Stock”) shall be converted into the right to receive, at such time as the Purchase Consideration (as defined in Section 2.1(a)) is paid pursuant to the terms of this Agreement, the Per Share Purchase Consideration (as defined in Section 2.1(e)).

            1.3(b)     All of the shares of Stock converted into the right to receive the Per Share Purchase Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such share of Stock (each a “Stock Certificate”) shall thereafter represent only the right to receive the Per Share Purchase Consideration.

            1.3(c)     At the Effective Time, all shares of Stock that are owned by Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            1.3(d)     At and after the Effective Time, each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of Surviving Corporation. The outstanding certificates representing shares of Sub common stock will, after the Effective Time, be deemed to represent an equal number of shares of common stock of Surviving Corporation and need not be exchanged for new certificates of common stock of Surviving Corporation.

        1.4.     Articles of Incorporation. The Amended and Restated Articles of Incorporation of Company in effect as of the Effective Time shall be the Articles of Incorporation of Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

        1.5.     By-Laws. The By-Laws of Sub in effect as of the Effective Time shall be the By-Laws of Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

        1.6.     Stock Options; Warrants; Phantom Stock. At the Effective Time, (i) each option to purchase or subscribe to Stock or other securities of Company which is outstanding and unexercised immediately prior thereto under the terms of the My InnerView, Inc. 2004 Stock Option Plan (the “Option Plan”); (ii) the warrants to purchase 160,000 shares of Common Stock issued by Company to the persons listed on Schedule 3.1(f) hereto (“Warrants”); and (iii) each share unit (each “Share Unit”) which is outstanding immediately prior thereto under the terms of the My InnerView, Inc. Phantom Stock Incentive Plan (the “Phantom Stock Plan”) shall be cancelled pursuant to the terms of Cancellation Agreements substantially in the form attached hereto as Exhibit B (the “Cancellation Agreements”). If, in the case of options or Warrants exercisable as of the Effective Time, the Per Share Purchase Consideration exceeds the exercise price of such option or Warrant, then the holder of such option or Warrant (collectively, together with the Share Units vested as of the Effective Time, the “Closing Rights”) shall be entitled to receive, without payment of the exercise price thereof (but subject to applicable withholding), solely the excess, if any, of the Per Share Purchase Consideration over the exercise price of such option or Warrant as to each share of Stock as to which such option or Warrant is then exercisable. Holders of Share Units that are vested as of the Effective Time shall be entitled to receive (subject to applicable withholding) an amount equal to the Per Share Purchase Consideration less the initial value, if any, for each such Share Unit.

        1.7.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters’ rights shall have been properly demanded in accordance with Subchapter XIII of the WBCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Purchase Consideration; instead, the holders thereof shall be entitled to payment of the “fair value” of such Dissenting Shares in accordance with the provisions of Subchapter XIII of the WBCL. Notwithstanding the foregoing, (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his or her demand for payment of the “fair value” of such shares, or (ii) if any holder fails to establish his or her entitlement to dissenters’ rights as provided in Subchapter XIII of the WBCL, such holder or holders (as the case may be) shall forfeit his or her rights under Subchapter XIII of the WBCL with respect to such shares and each of such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Per Share Purchase Consideration. In such event, NRC shall pay the holder of such former Dissenting Shares his or her then payable portion of the Per Share Purchase Consideration upon the surrender to NRC by such holder of his or her Stock Certificate formerly representing such former Dissenting Shares, duly endorsed by the holder (and, if such holder is a Wisconsin resident, then also by such holder’s spouse). Any amounts of the Per Share Purchase Consideration payable following the payment noted in the immediately preceding sentence shall flow through the Shareholders’ Agent as provided under Section 2.2.

        1.8.     Directors and Officers. The directors and officers of Sub in effect as of the Effective Time shall be the directors and officers of Surviving Corporation after the Merger to serve thereafter in accordance with applicable law and the articles of incorporation and by-laws of Surviving Corporation; provided, however, that, as of the Effective Time, Neil Gulsvig shall assume the role of President of Surviving Corporation and Janice Gulsvig shall assume the role of Chief Operating Officer of Surviving Corporation.

2.	PURCHASE CONSIDERATION; PAYMENT

        2.1.     Purchase Consideration.

            2.1(a)     Purchase Consideration. As used herein, the “Purchase Consideration” shall mean the Closing Purchase Consideration (as defined in Section 2.1(b)) plus the Deferred Purchase Consideration, if any (as defined in Section 2.1(d)).

            2.1(b)     Closing Purchase Consideration. The “Closing Purchase Consideration” shall mean an amount equal to $11,500,000 as adjusted pursuant to Section 2.1(c).

            2.1(c)     Adjustments.

2.1(c)(i) Company shall in good faith prepare, as soon as practical after the Closing, a balance sheet of Company as of the Closing Date (the “Closing Balance Sheet”) and, as soon as practical after December 31, 2008, an income statement of Company for the year ended December 31, 2008 (the “Income Statement”). The Income Statement and Closing Balance Sheet shall be prepared in accordance with GAAP (as defined in Section 3.4), consistently applied, and otherwise consistent with Company’s past practice. Company shall, by January 12, 2009 or as soon as possible thereafter, deliver the Income Statement and Closing Balance Sheet to NRC and Shareholders’ Agent, together with worksheets and data that support the Income Statement and Closing Balance Sheet and any other information that NRC or Shareholders’ Agent may reasonably request in order to verify the amounts reflected on the Income Statement and Closing Balance Sheet. NRC and Shareholders’ Agent shall each be responsible for their respective expenses incurred in their review of the Income Statement and Closing Balance Sheet. The Income Statement and Closing Balance Sheet shall be binding upon the parties upon approval of such Income Statement and Closing Balance Sheet by NRC and Shareholders’ Agent. If NRC or Shareholders’ Agent does not agree with the Income Statement or Closing Balance Sheet as prepared by Company, and NRC and Shareholders’ Agent cannot mutually agree on the same, then within the later of (i) forty (40) days after December 31, 2008 and (ii) twenty (20) days following receipt by NRC and Shareholders’ Agent of the Income Statement and Closing Balance Sheet, NRC and Shareholders’ Agent shall select a nationally recognized independent accounting firm mutually satisfactory to NRC and Shareholders’ Agent (the “Neutral Auditor”) to resolve such dispute. The Neutral Auditor shall review the Income Statement and/or Closing Balance Sheet and, within ten (10) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Income Statement and/or Closing Balance Sheet as determined by the Neutral Auditor shall be binding upon the parties. All fees and expenses of the Neutral Auditor shall be divided equally with half to be paid by NRC and half deducted from the Escrow (as defined in Section 2.2(b)).

2.1(c)(ii) Following the final determination of the Income Statement in accordance with Section 2.1(c)(i), the Closing Purchase Consideration shall be adjusted (the “Closing Valuation Post-Closing Adjustment,” if such final determination of the Income Statement occurs subsequent to the Closing) as follows:

(A) If the final Income Statement indicates a Closing Valuation (as defined in this Section 2.1(c)(ii)) of less than $11,500,000, then the Closing Purchase Consideration shall be reduced by the excess of $11,500,000 over such Closing Valuation.

(B) If the final Income Statement indicates a Closing Valuation equal to $11,500,000, then the Closing Purchase Consideration shall not be adjusted.

(C) If the final Income Statement indicates a Closing Valuation of more than $11,500,000, then the Closing Purchase Consideration shall be increased by the excess of such Closing Valuation over $11,500,000.

“Closing Valuation” shall mean the average of the following: (i) the product of 1.332 and Company’s revenues from operations (“Revenues”) for fiscal year 2008 as reflected in the Income Statement and (ii) the product of 6.813 and the average of earnings before interest, taxes, depreciation and amortization from Company’s operations (“EBITDA”) for fiscal years 2007, 2008 and 2009. For purposes of the Closing Valuation, EBITDA for fiscal years 2007 and 2009 shall be deemed to be $955,700 and $3,353,500, respectively, and EBITDA for fiscal year 2008 shall be as reflected in the Income Statement.

2.1(c)(iii) Following the final determination of the Closing Balance Sheet in accordance with Section 2.1(c)(i), if the Closing Balance Sheet indicates Working Capital (as defined in this Section 2.1(c)(iii)) in an amount less than $175,000, then the Closing Purchase Consideration shall be reduced by any excess of $175,000 over the Working Capital indicated on the Closing Balance Sheet. “Working Capital” shall mean current assets (defined as the sum of, first, trade accounts receivable and prepaid expenses and, second, in the event that accounts receivable do not suffice, cash balances) less the sum of current liabilities, including all deferred revenue and debt balances.

2.1(c)(iv) Notwithstanding any other adjustments pursuant to this Section 2.1(c), the Closing Purchase Consideration shall also be reduced by a fraction equal to the proportion of ownership interests in Company represented by any Dissenting Shares as of the Effective Time, calculated as shown in Exhibit C hereto (the “Dissenting Proportion”).

2.1(c)(v) Following the Closing, any excess of the Closing Payment (as defined in Section 2.2(a)) and the amount deposited into the Escrow under Section 2.2(b) over the Closing Purchase Consideration as adjusted pursuant to this Section 2.1(c) shall be deducted from any Deferred Purchase Consideration payments or, to the extent such payments are less than such excess, released to NRC from the Escrow, and any excess of the Closing Purchase Consideration as adjusted pursuant to this Section 2.1(c) over the Closing Payment and the amount deposited into the Escrow under Section 2.2(b) shall be added to any Deferred Purchase Consideration payments.

            2.1(d)     Deferred Purchase Consideration.

2.1(d)(i) Following the determination of Company’s (as Surviving Corporation) financial results for the calendar years ending December 31, 2009, 2010 and 2011, NRC may become obligated to pay additional purchase consideration (“Deferred Purchase Consideration”) based on the following calculations:

(A) For calendar year 2009 results: NRC will pay an amount equal to 50% of the average of (1) the product of (a) the change in Revenues for the year ending December 31, 2009 from the revenues of Company for the year ending December 31, 2008 and (b) 1.332 and (2) the product of (x) the difference between (I) average EBITDA for the calendar years ending December 31, 2007, 2008 and 2009 and (II) EBITDA for the year ending December 31, 2008 and (y) 6.813. For purposes of determining EBITDA from Company’s operations after the Closing, Company will receive credit for EBITDA generated by the operations of the Business as currently constituted regardless of any transfer of such operations to NRC or another business unit of NRC, and no charges from NRC will be added to Company without Shareholders’ Agent’s agreement; provided, however, that any costs incurred under the Retention Bonus Agreements (as defined in Section 5.1), any severance payments made following the Closing to employees of Company as of the Closing and any costs, including any payment to any shareholder of Company (other than the Per Share Purchase Consideration multiplied by the number of Dissenting Shares), incurred in connection with any shareholder’s exercise of dissenters’ rights pursuant to Subchapter XIII of the WBCL shall be deemed to be operating expenses of Company. In the event of a Closing Valuation Post-Closing Adjustment, the balance of the Closing Valuation Post-Closing Adjustment will be deducted from or added to the calendar 2009 payment. In the event of a Closing Valuation Post-Closing Adjustment in favor of NRC, the value of which is greater than the total value of the calendar 2009 payment, the shortfall (“Shortfall”) will carry forward to future Deferred Purchase Consideration payments until completely satisfied. For example, if there is a Closing Valuation Post-Closing Adjustment of $500,000 in favor of NRC, but the value of the calendar 2009 payment is $400,000, then (i) the entire $400,000 will be applied to the balance of the Closing Valuation Post-Closing Adjustment, (ii) no Deferred Purchase Consideration will be paid in connection with the calendar 2009 payment and (iii) the remaining $100,000 Shortfall will be deducted from, first, the payment with respect to calendar year 2010 results, and second, in the event that no payment is made with respect to calendar year 2010 results or if such payment is less than the entire amount of the Shortfall, from the payment with respect to calendar year 2011 results. In the event that the aggregate value of all future Deferred Purchase Consideration payments is inadequate to fully satisfy any Shortfall, then the remaining amount of any such Shortfall shall be paid out of the Escrow following determination of the Deferred Purchase Consideration payment with respect to calendar year 2011 results.

(B) For calendar year 2010 and 2011 results: NRC will pay an amount equal to 50% of the average of (1) the product of (a) the change in Revenues from the prior calendar year’s results and (b) 1.332 and (2) the product of (x) the change in EBITDA from the prior calendar year’s results and (y) 6.813. As set forth above, NRC will not pay any amounts with respect to calendar year 2010 or 2011 until the entire Shortfall has been fully satisfied.

(C) Notwithstanding the above paragraphs: (i) if, for any calendar year period, the result of the above calculations would yield a negative payment, no payment of any Deferred Purchase Consideration will be made for that year, and the payment of Deferred Purchase Consideration for any subsequent year will be calculated against the highest prior calendar year Revenues or EBITDA rather than that of the year of decline; and (ii) any Deferred Purchase Consideration shall be reduced by the Dissenting Proportion.

Examples of the calculation of the Deferred Purchase Consideration are attached as Exhibit D to this Agreement and incorporated herein by reference. It is understood that the Deferred Purchase Consideration is entirely contingent on Company’s future financial performance, which in turn is dependent on overall economic conditions, demand for Company’s services, Company’s ability to retain employees, Company’s ability to execute its business plan and other factors, many of which are somewhat or entirely beyond the control of the parties. As a result of these and other factors, it is understood that the Deferred Purchase Consideration is highly speculative, is not guaranteed and may never be realized.

2.1(d)(ii) If Shareholders’ Agent disagrees with the amount of any payment of the Deferred Purchase Consideration under Section 2.2(d), he shall provide written notice of such disagreement to NRC within twenty (20) days of receipt of such payment. The written notice shall specify the amount that Shareholders’ Agent believes is the correct amount of such payment and the basis for such belief. If NRC and Shareholders’ Agent cannot mutually agree on the amount of such payment within twenty (20) days following NRC’s receipt of the notice, then NRC and Shareholders’ Agent shall select a Neutral Auditor mutually satisfactory to NRC and Shareholders’ Agent to resolve such dispute. The Neutral Auditor shall review the worksheets and data that support NRC’s calculation of the payment and any other information that the Neutral Auditor may reasonably request in order to resolve the dispute and, within ten (10) days of its appointment, shall make any adjustments necessary to the amount of such payment, and, upon completion of such review, such payment amount as determined by the Neutral Auditor shall be binding upon the parties. All fees and expenses of the Neutral Auditor shall be divided equally with half to be paid by NRC and half deducted from the Escrow.

            2.1(e)     Per Share Purchase Consideration. As used herein, the “Per Share Purchase Consideration” shall mean the result obtained by dividing (i) the Purchase Consideration plus the sum of the exercise price or initial value of each Closing Right by (ii) the Fully Diluted Share Number (as defined in Section 2.1(f)).

            2.1(f)     Fully Diluted Share Number. As used herein, “Fully Diluted Share Number” shall mean (i) the number of shares of Stock issued and outstanding as of the Effective Time plus (ii) the number of shares of Common Stock issuable under the Closing Rights as of the Effective Time plus (iii) the number of Share Units outstanding as of the Effective Time, as set forth as of the date hereof in Schedule 2.1(f) hereto.

        2.2.     Payment. The payments of all components of the Purchase Consideration shall be made by delivery to Shareholders’ Agent, on behalf of the holders of Stock or Closing Rights as of the Effective Time. Shareholders’ Agent shall have sole responsibility for distributing the Purchase Consideration to such holders of Stock or Closing Rights (directly or, in the case of payments subject to withholding, through Company); provided, however, that Shareholders’ Agent shall not distribute any of the Purchase Consideration to such holders of Stock or Closing Rights until such persons have surrendered to NRC the Stock Certificates formerly representing such Stock, duly endorsed by the holder of such Stock Certificates (and, if such holder is a Wisconsin resident, then also by such holder’s spouse), or executed and delivered Cancellation Agreements with respect to such Closing Rights (such persons, the “Participating Shareholders”); and provided, further, that all distributions of the Purchase Consideration by Shareholders’ Agent to the Participating Shareholders shall be coordinated and in consultation with NRC. NRC, Surviving Corporation and Shareholders’ Agent shall not be liable to any former holder of shares of Stock or Closing Rights for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. NRC or Surviving Corporation shall pay the Purchase Consideration as follows:

            2.2(a)     Closing Payment. At the Closing, NRC shall deliver to Shareholders’ Agent for distribution (subject to appropriate withholding) in respect of the consideration described in Article 1 to Participating Shareholders as of the Effective Time, upon, in the case of Participating Shareholders who are holders of Stock, surrender to NRC of duly endorsed Stock Certificates or, in the case of Participating Shareholders who are holders of Closing Rights, execution and delivery to NRC of Cancellation Agreements, in each case as provided in Section 2.2, a total amount (the “Closing Payment”) equal to $10,500,000 less the product of $10,500,000 and the Dissenting Proportion. Notwithstanding the foregoing, the Company Transaction Expenses (as defined in Section 12.7(b)) shall be deducted from the Closing Payment and paid directly to the recipients thereof.

            2.2(b)     Cash to Escrow. At the Closing, NRC shall deposit $1,000,000 into escrow (the “Escrow”), with such amount to be disbursed at the time and under the conditions set forth in this Agreement and the Escrow Agreement in the form of attached to this Agreement as Exhibit E.

            2.2(c)     Deferred Purchase Consideration. Pursuant to the terms set forth in Section 2.1(d), NRC shall deliver in cash the portion of the Deferred Purchase Consideration then payable, if any, to Shareholders’ Agent on February 15th (or if not a business day, on the first business day after February 15th) of the year immediately succeeding the determination of Company’s (as Surviving Corporation) financial results for the calendar years ending December 31, 2009, 2010 and 2011, for distribution in respect of the consideration described in Article 1 to Participating Shareholders.

            2.2(d)     Method of Payment. All payments under this Section 2.2 shall be made at the applicable times via wire transfer of immediately available funds to an account designated by the recipient thereof at least two (2) business days prior to the payment date.

            2.2(e)     Withholding. NRC shall have the right to withhold from all payments and amounts otherwise payable hereunder all Taxes (as defined in Section 3.5(r)) required to be withheld.

3.	REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company makes the following representations and warranties to NRC and Sub, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by NRC or Sub, or any knowledge of NRC or Sub other than as specifically disclosed in the Disclosure Schedule (as defined in Section 12.1) delivered to NRC and Sub at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. For purposes of this Article 3, all references to “Company” include Company and all Subsidiaries (as defined in Section 3.1(d)) of Company, unless the context otherwise requires.

        3.1.    Corporate.

            3.1(a)    Organization. Company is a corporation duly incorporated and organized and validly existing under the laws of the State of Wisconsin. Company was incorporated on September 15, 2003.

            3.1(b)    Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Business as and where such is now being conducted and to enter into this Agreement and the other documents and instruments contemplated hereby.

            3.1(c)    Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The jurisdictions in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).

            3.1(d)    Subsidiaries. Schedule 3.1(d) sets forth the name, jurisdiction of incorporation, capitalization and ownership of each corporation or other legal entity in which Company has a direct or indirect equity interest of more than 5% of the total equity interests of such corporation or other entity (“Subsidiary”). Except as set forth in Schedule 3.1(d), all of the outstanding shares of capital stock of each Subsidiary are owned by Company and are free and clear of any security interest, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind whatsoever, and are validly issued, fully paid and nonassessable. Each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and (iii) is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which such Subsidiary is required to be so qualified or licensed. The copies of the Articles or Certificate of Incorporation and By-Laws of each Subsidiary, including any amendments thereto, that have been heretofore delivered by Company to NRC are true, correct and complete copies of such instruments as presently in effect.

            3.1(e)    Corporate Documents, etc. The copies of the Amended and Restated Articles of Incorporation and By-Laws of Company, including any subsequent amendments thereto, that have been delivered by Company to NRC are true, correct and complete copies of such instruments as presently in effect. Except as set forth in Schedule 3.1(e), the corporate minute book and stock records of Company that have been furnished to NRC for inspection are true, correct and complete and accurately reflect all material corporate action taken by Company. The directors and officers of Company are set forth in Schedule 3.1(e).

            3.1(f)    Capitalization of Company. The authorized capital stock of Company consists entirely of 19,418,400 shares of stock, par value $0.01 per share. No shares of such capital stock are issued or outstanding except for 2,300,002 shares of Common Stock and 1,487,778 shares of Preferred Stock which are owned of record and beneficially by shareholders of Company in the respective numbers set forth in Schedule 3.1(f). Except as set forth in Schedule 3.1(f), there have been no anti-dilution or other adjustments under the terms of the Articles of Amendment to the Amended and Restated Articles of Incorporation of Company applicable to the Preferred Stock since the date of its issuance. All such shares of capital stock of Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(f) (which sets forth the names of the holders of the securities described therein, number of such securities held, and exercise prices of such securities), there are no (a) securities convertible into or exchangeable for any of Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of Company or securities that are convertible into or exchangeable for capital stock or other securities of Company, (c) phantom stock or other rights the value of which is related to Company’s capital stock or other securities, or (d) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants, phantom stock rights or other rights.

            3.1(g)    Authorization; Enforceability. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the full performance thereunder have been duly authorized by the Board of Directors of Company. Subject only to obtaining approval of the Merger and this Agreement by the shareholders of Company, no other corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby, including the Merger. This Agreement constitutes and, when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

        3.2.    Shareholder Authority.

            3.2(a)    Power. Each of Neil Gulsvig and Janice Gulsvig has full power, legal right and authority to enter into, execute and deliver this Agreement and the other documents and instruments contemplated hereby, and to carry out the transactions contemplated hereby.

            3.2(b)    Validity. This Agreement has been duly and validly executed and delivered by each of Neil Gulsvig and Janice Gulsvig and is, and when executed and delivered each of the other documents and instruments contemplated hereby will be, a legal, valid and binding obligation of such individuals, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

        3.3.    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company, Neil Gulsvig or Janice Gulsvig pursuant hereto, nor the consummation by Company, Neil Gulsvig or Janice Gulsvig of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining approval of the Merger and this Agreement by the shareholders of Company, and the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Stock) under, any term or provision of the Amended and Restated Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company, Neil Gulsvig or Janice Gulsvig is a party or by which Company, Neil Gulsvig or Janice Gulsvig or any of its or their assets or properties may be bound or affected.

        3.4.    Financial Statements. Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (a) consolidated balance sheets of Company as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been audited by, and are accompanied by, the signed, unqualified opinions of Wipfli LLP, independent auditors for Company for such years (including the notes and schedules contained therein or annexed thereto), and (b) an unaudited consolidated balance sheet of Company as of September 30, 2008 (the “Recent Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended. All of such financial statements, including all notes and schedules contained therein or annexed thereto, are true, complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and present fairly, in all material respects, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

        3.5.    Tax Matters.

            3.5(a)    Provision For Taxes. All Taxes (including any interest and penalties) of Company attributable to periods preceding or ending with the date of the Recent Balance Sheet have been paid or have been included in a liability accrual for the specific Taxes on the Recent Balance Sheet. The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Recent Balance Sheet is sufficient for the payment of all Taxes of Company at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company. All Taxes of Company attributable to periods ending on or before the Closing Date shall be paid or shall be included in a liability accrual on the Closing Balance Sheet. All such liability accruals for Taxes are and shall be complete and accurate in all respects.

            3.5(b)    Tax Returns Filed and FIN 48 Compliance. All Tax Returns (as defined in Section 3.5(r)) required to be filed by or on behalf of Company have been timely filed and, when filed, were true, correct and complete. All Taxes owed and/or due, and the Taxes shown as due on such Tax Returns, were paid or adequately accrued. Company is currently not the beneficiary of any extension of time within which to file any Tax Return. All expenses reported on any Tax Return filed by Company represent ordinary and necessary business expenses or otherwise are properly deductible in accordance with applicable Law. True, correct and complete copies of all Tax Returns filed by Company for each of its five (5) most recent fiscal years and all documents confirming the Company’s full compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) have been delivered to NRC. Company has adopted FIN 48 as of January 1, 2008 and, in accordance with FIN 48, has determined, assessed and measured, as of, and since, January 1, 2008, the benefits of all material tax positions taken in any income Tax Return, including all significant uncertain positions in all Tax years that are subject to assessment or challenge by relevant Taxing authorities. Company maintains adequate documentation (as required by FIN 48) to support such material positions and the measurement methodology for such position, and have provided such documentation to the NRC on or prior to the date hereof.

            3.5(c)    Withholding. Company has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of Company.

            3.5(d)    Tax Audits. No claim has ever been made by any authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority. The Tax Returns of Company that are under audit or have been audited by the Internal Revenue Service or other applicable Tax authorities, together with a true, correct and complete list of all powers of attorney granted by Company with respect to any Tax matter, are set forth in Schedule 3.5(d). Company has not received from the Internal Revenue Service or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Company. Company has delivered to NRC true, correct and complete copies of all Tax Returns, examination and audit reports, Internal Revenue Service Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by Company since January 1, 2002. There are no outstanding agreements, contracts, waivers, or other arrangements extending the statutory period of limitations applicable to any Tax Return or applicable to the assessment or reassessment of any Tax. There is no dispute or claim concerning any Tax of Company either (i) claimed or raised by any authority in writing or (ii) as to which any of Shareholders and the directors and officers (and employees responsible for Tax matters) of Company has knowledge based upon personal contact with any agent of such authority.

            3.5(e)    Consolidated Group. Company is not, and has never been, a member of an affiliated group of corporations that filed a consolidated tax return.

            3.5(f)    No Tax Liens. Company is not subject to any Liens for Taxes.

            3.5(g)    Tax Attributes. Schedule 3.5(g) sets forth the following information with respect to Company as of the most recent practical date: (i) the original and adjusted basis of Company in each of its assets; and (ii) the amount of any net operating loss, net capital loss, unused research and development or other credit, unused foreign tax or excess charitable contribution of Company.

            3.5(h)    Tax Positions. Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company has not received a Tax opinion with respect to any transaction relating to Company other than a transaction in the ordinary course of business. Company is not the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company. Company is not party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Company has not entered into any transaction identified as (i) a “listed transaction” as defined in Treasury Regulation (as defined in Section 3.5(r)) Section 1.6011-4(b)(2), (ii) a “transaction of interest,” as defined in Treasury Regulation Section 1.6011-3(b)(6) or (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulation Section 1.6011-4(c)(4)) to a “listed transaction” or a “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886. Company is not party to a lease arrangement involving a defeasance of rent, interest or principal.

            3.5(i)    Consents and Rulings. Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, (iii) entered into a closing agreement as described in Section 7121 of the Code or otherwise (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) or any other agreement or contract with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement or contract (including this Agreement) that under any circumstances could obligate it or NRC to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code, (vi) been a party to any Tax allocation, Tax sharing or Tax indemnification contract or other arrangement or (vii) filed or made any election for federal income Tax purposes under Sections 108, 168, 338, 341, 441, 471, 1017, 1033, 1502 or 4977 of the Code.

            3.5(j)    Real Property Holding Company. Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

            3.5(k)    Accounting Methods. Company has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481 or Section 482 of the Code (or any corresponding or similar provision of state, municipal, county, local, foreign or other Tax Law) by reason of a change in accounting method or otherwise.

            3.5(l)    Section 355 Transactions. Company has not been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.

            3.5(m)    Foreign Tax Matters. Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Company has not participated in an international boycott, as defined in Section 999 of the Code.

            3.5(n)    Tax Agreements and Arrangements. Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or contracts or Tax orders of any government or governmental entity to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No property of Company (i) is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

            3.5(o)    Effect of Transaction. Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or accrued on or prior to the Closing Date or (iii) method of accounting, including the use of the cash, modified cash, or modified accrual method of accounting, that defers the recognition of income to any period ending after the Closing Date.

            3.5(p)    No Equity Ownership Interests. Except as set forth in Schedule 3.5(p), Company does not own, directly or indirectly, any capital stock, option, warrant, convertible debt, restricted equity, or any other ownership or equity interest in any person.

            3.5(q)    Code Section 409A Compliance. Any Employee Plan (as defined in Section 3.16(a)) that is a deferred compensation arrangement that is subject to, and not exempt from, Section 409A of the Code has been in good faith operational compliance with Section 409A of the Code on or after January 1, 2005, or if later, the date the legally binding right to such deferred compensation first arose.

            3.5(r)    Definitions.

(i) “Code”means the Internal Revenue Code of 1986, as amended.

(ii) “Taxes” means any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, commercial activity, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by law, order, contract or otherwise.

(iii) “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(iv) “Treasury Regulations” means the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

        3.6.    Accounts Receivable. All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business and without the necessity of commencing legal proceedings; and to Company’s knowledge are subject to no counterclaim or setoff and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. Schedule 3.6 also identifies (a) any account receivable which is being retained by the customer pending completion or other milestone of the applicable contract; (b) any account receivable which is payable in installments over an extended period of time of at least 120 days; and (c) any sums owing to Company from employees of Company in excess of $20,000 in the aggregate or $10,000 from any one individual. All accounts receivable of Company reflected on the Closing Balance Sheet will represent arm’s length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the Closing Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings and will be subject to no counterclaim or set off.

        3.7.     Work-in-Process. All work-in-process of Company constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company; neither Company nor, to Company’s knowledge, any such customer is in breach of the material terms of any obligation to the other, and, to Company’s knowledge, no valid grounds exist for any set off of amounts billable to such customers on the completion of orders to which work in process relates. All work-in-process of Company is of a quality ordinarily produced in accordance with the requirements of the orders to which such work in process is identified and such work in process meets all deliverable requirements in all material respects and satisfies in all material respects the percentage of completion method of revenue recognition (in accordance with GAAP) and all contractual time and scope standards.

        3.8.     Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since the date of the Recent Balance Sheet there has not been:

            3.8(a)     No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of the Business or Company and its Subsidiaries taken as a whole;

            3.8(b)     No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or Company’s properties;

            3.8(c)     No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued; or any increase in the number of employees of Company employed in the Business;

            3.8(d)     No Labor Disputes. Any labor dispute or disturbance;

            3.8(e)     No Proposals or Commitments. Any sales proposals, commitments or transactions by Company other than in the ordinary course of business consistent with past practice;

            3.8(f)     No Distributions. Any declaration, setting aside or payment of any dividend or any other distribution in respect of Company’s capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company by virtue of being a shareholder;

            3.8(g)     No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale or lease of inventory items in the ordinary course of business;

            3.8(h)     No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

            3.8(i)     No Liens. Any Lien (as defined in Section 3.12(a)) made on any of the properties or assets of Company;

            3.8(j)     No Amendment of Contracts. Any entering into, amendment or termination by Company of any material contract in connection with or affecting the Business, or any release or waiver of material rights thereunder, other than in the ordinary course of business;

            3.8(k)     Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

            3.8(l)     Credit and Price Concessions. Any grant of credit or price concessions to any customer, distributor, consultant or sales representative of Company on terms or in amounts more favorable than those which have been extended to such person in the past, any other material change in the terms of any credit or price concessions heretofore extended, or any other material change of Company’s policies or practices with respect to the granting of credit or price concessions;

            3.8(m)     Trade Rights. Any agreement or settlement regarding the breach or infringement of any Trade Right (as defined in Section 3.18) or similar rights, or any modification or agreement to modify any existing rights with respect thereto;

            3.8(n)     Discharge of Obligations. Any discharge, satisfaction of, or agreement to satisfy or discharge any liability, other than current liabilities shown on the Recent Balance Sheet and current liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business;

            3.8(o)     No Unusual Events. Any other event or condition not in the ordinary course of business of Company; or

            3.8(p)     Agreements. Any agreements entered into to do any of the foregoing.

        3.9.     Absence of Undisclosed Liabilities. Except to the extent specifically disclosed in (a) the Recent Balance Sheet or (b) Schedule 3.9, or (c) the Schedules to Section 3.14, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has had or is reasonably expected to have a material adverse effect on the financial condition, assets, liabilities, business or operations of Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”). Except as and to the extent described in the Recent Balance Sheet, Schedule 3.9 or the Schedules to Section 3.14, none of Company, Neil Gulsvig or Janice Gulsvig has knowledge of any basis for the assertion against Company of any liability and, to Company’s, Neil Gulsvig’s and Janice Gulsvig’s knowledge, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice.

        3.10.     No Litigation. Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to Company’s knowledge, threatened against Company, its directors (in such capacity), the Business or any of Company’s assets. Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 2005. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

        3.11.     Compliance With Laws and Orders.

            3.11(a)     Compliance. Except as set forth in Schedule 3.11(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations or product advertising, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or similar exception under this Section 3.11, would have a Material Adverse Effect. Except as set forth in Schedule 3.11(a), Company has not received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed.

            3.11(b)     Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted and as proposed to be conducted) and operation of the facilities used in the Business. All such licenses, permits, approvals, authorizations and consents will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11(b), Company (including its operations, practices, properties and assets) is and has been in compliance in all material respects with all such permits and licenses, approvals, authorizations and consents.

            3.11(c)     Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and its state and local counterparts are herein collectively referred to as the “Environmental Laws.” There are no past or present (or, to Company’s knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans of Company which are reasonably likely to interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability of Company, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste, except for such as will not have a Material Adverse Effect.

        3.12.     Title to and Condition of Properties.

            3.12(a)     Marketable Title. Company has good and marketable title to all assets and properties owned by Company, including, without limitation, all properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”), except those described in Schedule 3.12(a). Company’s title thereto will not be affected in any way by the transactions contemplated hereby. Company is not using, in the present conduct of the Business, any properties, rights or assets that are not owned, licensed or leased by it.

            3.12(b)     Condition. All property and tangible assets (real or personal) owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. To Company’s knowledge, except as set forth in Schedule 3.12(b), all buildings and other structures owned or otherwise utilized by Company are in good condition and repair and have no material structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

            3.12(c)     No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor, to Company’s knowledge, has any such condemnation, expropriation or taking been proposed.

            3.12(d)     Real Property. Schedule 3.12(d) lists all real property (i) currently owned or leased by Company or (ii) previously owned or leased at any time by Company or any predecessor thereto (except, with respect to clause (ii), for office space leased by Company that represents only a portion of a building).

        3.13.     Insurance. Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and the properties of Company, true and correct copies of which have heretofore been delivered to NRC. Schedule 3.13 sets forth a brief description of each pending claim in excess of $10,000 under each such policy other than health or disability. All such policies are valid, outstanding and enforceable policies; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company does not know of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

        3.14.     Contracts and Commitments.

            3.14(a)     Sales Contracts and Commitments. Set forth in Schedule 3.14(a) is a true and complete list of all Company’s sales contracts, commitments and orders to or with customers. No such contract or commitment is for a sales price which would reasonably be expected to result in a loss to Company.

            3.14(b)     Subcontracting. Except as set forth in Schedule 3.14(b), Company has no subcontracting agreements, understandings, contracts or commitments (written or oral) in connection with or affecting the Business. Schedule 3.14(b) also sets forth all such subcontracting agreements of Company in effect at any time since January 1, 2007.

            3.14(c)     Other Material Contracts. Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure, or requiring Company to incur any costs, in excess of $25,000, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14(c) or in any other Schedule.

            3.14(d)     No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default by Company thereunder or cause the acceleration of any of Company’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To Company’s knowledge, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        3.15.     Labor Matters. Except to the extent set forth in Schedule 3.15, (a) Company is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company’s knowledge, threatened against or affecting Company nor any secondary boycott with respect to products of Company; and (d) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

        3.16.     Employee Benefit Plans.

            3.16(a)     Disclosure. Schedule 3.16(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals and policy statements which are provided to, for the benefit of, or relate to, any persons employed by Company (“Company Employees”). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans,” and each individually as an “Employee Plan.” True and correct copies of all the Employee Plans, including all amendments thereto, have heretofore been provided to NRC. No Employee Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

            3.16(b)     Title IV of ERISA. Company does not maintain or contribute to, and has never maintained or contributed to, a benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code.

            3.16(c)     Prohibited Transactions, etc. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan, and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

            3.16(d)     Full Funding. The funds available under each Employee Plan which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan).

            3.16(e)     Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

            3.16(f)     Payments and Compliance. With respect to each Employee Plan, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan conforms in form and operation to, all applicable Laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan required to be filed with any Governmental Entity have been timely filed; (iii) all material reports and information relating to each such Employee Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan or against the assets of such Employee Plan; and (v) no Employee Plan is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

            3.16(g)     Post-Retirement Benefits. No Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death or retirement benefits under any Employee Plan that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

            3.16(h)     No Triggering of Obligations. Except as set forth in Schedule 3.16(h), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

            3.16(i)     Delivery of Documents. There has been delivered to NRC or Sub, with respect to each Employee Plan:

3.16(i)(i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan for the last two years;

3.16(i)(ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan, all material employee communications relating to such Employee Plan, and, unless the Employee Plan is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan;

3.16(i)(iii) if the Employee Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

3.16(i)(iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan for which an annual report has been filed and delivered to NRC or Sub pursuant to clause (i) of this Section 3.16(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

            3.16(j)    Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan.

        3.17.    Employment; Compensation. Schedule 3.17 contains a true and correct list of all employees of Company as of the date hereof and all forms of compensation (including the respective amounts) paid to such employees in the nine months ended September 30, 2008 (other than health, disability and other benefits subject to plans available to employees generally). Since September 30, 2008, neither Company nor any shareholder of Company is paying or has agreed to pay, directly or indirectly, any compensation, fee or bonus to any employee of Company in excess of the rates or plans identified in Schedule 3.16(a) or Schedule 3.17. Except as set forth in Schedule 3.16(a), neither Company nor, to Company’s, Neil Gulsvig’s or Janice Gulsvig’s knowledge, any shareholder of Company is paying or has agreed to pay, directly or indirectly, any compensation, fee or bonus to any employee of Company in connection with the transactions contemplated by this Agreement. Schedule 3.17 also sets forth a list by location in the United States of the number of former employees of Company whose employment was terminated within the 90-day period preceding the date of this Agreement.

        3.18.    Trade Rights. Schedule 3.18 lists (to the extent susceptible to listing) all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. To conduct the Business, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business nor, to the knowledge of Company, is any person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed in Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others except as listed in Schedule 3.18. There is no Litigation pending or, to Company’s knowledge, threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term “Trade Rights” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

        3.19.    Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

        3.20.    Affiliates’ Relationships to Company.

            3.20(a)    Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described in Schedule 3.20(a).

            3.20(b)    No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

        3.21.    Assets Necessary to Business. Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit NRC and Surviving Corporation to carry on the Business as presently conducted.

        3.22.    No Brokers or Finders. Except for the retention by Company of MTS Health Partners, L.P., neither Company nor to Company’s knowledge any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        3.23.    Duty of Company to Make Inquiry. To the extent that any of the representations and warranties made by Company in this Agreement or any other document or instrument to be executed and delivered by Company pursuant hereto are qualified by the knowledge of Company, Company has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including without limitation reasonable inquiry of those personnel of Company whose titles identify them as officers thereof.

        3.24.    Treatment of Stock Options; Phantom Stock and Warrants. The treatment of outstanding and unexercised options granted under the Option Plan and the Phantom Stock Plan as of the Effective Time as contemplated by Section 1.6 does not violate or conflict with any of the provisions of the Option Plan or the Phantom Stock Plan nor any agreements reflecting the grant of options or Share Units thereunder. As of the Effective Time, all issued and outstanding options, Warrants and Share Units will become Closing Rights or will terminate, and other than as contemplated by Section 1.6, upon execution of Cancellation Agreements, there will be no undisclosed or contingent liabilities of Company or Surviving Corporation to holders of any options granted under the Option Plan, Warrants or Share Units as a result of or in any way related to such options, Warrants or Share Units.

        3.25.    Takeover Statutes. Company’s Board of Directors has approved the Merger, this Agreement and the transactions contemplated by the Shareholders Agreement, and, assuming the accuracy of NRC’s and Sub’s representations in Section 4.5 of this Agreement, such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by the Shareholders Agreement the limitations on business combinations contained in any restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1140 to 180.1144 of the WBCL) or restrictive provision of any applicable anti-takeover provision in Company’s Amended and Restated Articles of Incorporation or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of Company’s Amended and Restated Articles of Incorporation or By-Laws applies to the Merger, this Agreement or any of the transactions contemplated by the Shareholders Agreement.

        3.26.    Vote Required. The affirmative vote of (i) the holders of a majority of the voting power of the outstanding Common Stock and (ii) the holders of a majority of the voting power of the outstanding Preferred Stock not including the shares of Preferred Stock held by Neil Gulsvig or Janice Gulsvig are the only votes of the holders of any class or series of Company’s capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

        3.27.    Proxy Statement. Any proxy statement to be sent to the shareholders of Company (the “Shareholders”) in connection with a meeting of the Shareholders to consider the Merger and this Agreement (the “Shareholders’ Meeting”) or any other information to be sent to the Shareholders in connection therewith (such proxy statement or other information, as amended or supplemented, is herein referred to as the “Proxy Statement”), will comply in all material respects with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the WBCL. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent to the Shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.28.    Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company pursuant hereto shall be deemed representations and warranties by Company. Each copy of an original document included in any Schedule is a true and correct copy of such document and includes all material exhibits, schedules, amendments, supplements or other modifications to such document. Company has furnished to NRC or Sub access to true, accurate and complete copies of all documents that are listed or otherwise referenced in any Schedule.

4.	REPRESENTATIONS AND WARRANTIES OF NRC AND SUB

        NRC and Sub jointly and severally make the following representations and warranties to Company, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made, shall be unaffected by any investigation heretofore or hereafter made by Company and shall survive the Closing of the transactions provided for herein.

        4.1.    Corporate.

            4.1(a)    Organization. Each of NRC and Sub is a corporation duly incorporated and organized and validly existing under the State of Wisconsin.

            4.1(b)    Corporate Power. Each of NRC and Sub has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by NRC and Sub pursuant hereto and to carry out the transactions contemplated hereby and thereby.

        4.2.    Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by NRC and Sub pursuant hereto and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by the respective Boards of Directors of NRC and Sub. No other corporate act or proceeding on the part of NRC, Sub or NRC’s shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by NRC and Sub pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the other documents and instruments to be executed and delivered by NRC and Sub pursuant hereto will constitute, valid and binding agreements of NRC and Sub, each enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

        4.3.    No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by NRC and Sub pursuant hereto nor the consummation by NRC and Sub of the transactions contemplated hereby and thereby (a) will violate any Laws or any Orders of any Government Entities, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) subject to obtaining approval of the Merger by the shareholders of Company, and the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of NRC or Sub under, any term or provision of the Articles of Incorporation or By-Laws of NRC or Sub or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which NRC or Sub is a party or by which NRC or Sub or any of their assets or properties may be bound or affected.

        4.4.    No Brokers or Finders. Except for Laird Squared, LLC and Coady Diemar Partners, LLC, neither NRC or Sub nor any of their respective directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        4.5.    Stock Ownership. Neither NRC nor Sub has ever owned any Stock.

        4.6.    Disclosure. No representation or warranty by NRC or Sub in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of NRC or Sub pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of NRC or Sub pursuant hereto shall be deemed representations and warranties by NRC and Sub.

5.	COVENANTS

        5.1.    Retention Bonus and Noncompetition and Nonsolicitation Agreements. At Closing, Company, NRC and each of Neil Gulsvig and Janice Gulsvig shall execute and deliver Retention Bonus Agreements (the “Retention Bonus Agreements”) and Noncompetition and Nonsolicitation Agreements, substantially in the form of Exhibits F and G hereto, respectively. Upon the Closing, the Employment Agreements, effective as of September 9, 2004, by and between Company, on the one hand, and Neil Gulsvig and Janice Gulsvig, respectively, on the other hand, shall automatically terminate without further action by any person and none of Company, NRC or Sub shall have any obligation under such agreements as a result of such termination or otherwise.

        5.2.    Access to Information and Records. As used in this Section 5.2, all references to “Company” include Company and all Subsidiaries, unless the context otherwise requires. During the period prior to the Closing, Company shall give NRC, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as NRC deems appropriate (and Company shall furnish or cause to be furnished to NRC and its representatives all information with respect to the business and affairs of Company as NRC may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as NRC reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, lenders, and others having business dealings with Company.

        5.3.    Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by NRC, Company covenants as follows (as used in this Section 5.3, all references to “Company” include Company and all Subsidiaries, unless the context otherwise requires):

            5.3(a)    No Changes. Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

            5.3(b)    Maintain Organization. Company will use its best efforts to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

            5.3(c)    No Breach. Company will not knowingly do or omit any act that will cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure in Schedule 3.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

            5.3(d)    No Material Contracts. No contract or commitment will be entered into by or on behalf of Company, except contracts or commitments which are in the ordinary course of business and consistent with past practice, are not material to Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

            5.3(e)    No Corporate Changes. Company shall not amend its Amended and Restated Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock except pursuant to the exercise of rights in existence on the date hereof under the Option Plans or Articles of Amendment to Company’s Amended and Restated Articles of Incorporation applicable to the Preferred Stock.

            5.3(f)    Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof.

            5.3(g)    Maintenance of Property. Company shall use, operate, maintain and repair all property of Company in a normal business manner consistent with past practice.

            5.3(h)    Interim Financials. Company will provide NRC with interim monthly financial statements and other management reports as and when they are available.

            5.3(i)    Tax Matters. Company shall file on a timely basis all Tax Returns that are required to be filed by Company prior to the Closing Date (taking into account any extensions of time to file). Company shall pay all Taxes due and payable such Tax Returns filed. Company shall not make or rescind any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, Claim (as defined in Section 9.1) or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; or consent to any extension or waiver of the limitations period applicable to any Claim or assessment, in each case, with respect to Taxes.

            5.3(j)    No Negotiations. None of Company, Neil Gulsvig or Janice Gulsvig will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company’s assets or the Business or any part thereof or any equity securities of Company (an “acquisition proposal”) except for assets sold in the ordinary course of business, and Company, Neil Gulsvig and Janice Gulsvig shall immediately advise NRC of the receipt of any acquisition proposal.

            5.3(k)    No Transfer of Shares. Company shall refuse to accept any certificates for shares of Stock to be transferred or otherwise to allow such transfers to occur upon its books.

            5.3(l)    Cash Disbursements. Not less than two business days prior to making any cash disbursement in an amount exceeding $25,000, Company shall give NRC written notice of Company’s intent to do so which shall set forth a description of the intended payee and the reason for the disbursement; provided, however, that the foregoing notice obligation shall not apply to payments pursuant to commitments entered into prior to the date hereof and disclosed (to the extent required) in the Disclosure Schedule or to reimbursement of employee expenses and payment of payroll-related expenses in the ordinary course of business consistent with past practice.

        5.4.    Consents. Company will use its best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

        5.5.    Other Action. Company shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Company’s obligations to consummate the transactions contemplated in this Agreement. NRC and Sub shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their obligations to consummate the transactions contemplated in this Agreement.

        5.6.    Disclosure Schedule. Company shall have a continuing obligation to promptly notify NRC in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate. For purposes of determining the accuracy of the representations and warranties of Company contained in Article 3 in order to determine the fulfillment of the conditions in Section 6.1, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

        5.7.    Shareholders’ Meeting; Proxy Statement.

            5.7(a)     Company, Neil Gulsvig and Janice Gulsvig shall promptly take all action necessary in accordance with the WBCL and Company’s Amended and Restated Articles of Incorporation and By-laws to convene the Shareholders’ Meeting to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement, the Merger and the other transactions contemplated hereby. Company, Neil Gulsvig and Janice Gulsvig shall use their respective best efforts to secure from the Shareholders the votes of the Shareholders required by the WBCL and Company’s Amended and Restated Articles to effect the Merger.

            5.7(b)     The Proxy Statement, which shall be promptly prepared and mailed to the Shareholders, shall include the recommendation of the Board of Directors to the Shareholders in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

        5.8.    Amendment of Employee Plans. Company shall, by the earlier of the Closing or December 31, 2008, amend each Employee Plan that is subject to Section 409A of the Code to bring such Employee Plan into compliance with Section 409A of the Code and the regulations thereunder, and shall terminate the Option Plan and the Phantom Stock Plan effective as of the Effective Time.

        5.9.    Employees. Following the Closing, employees of Company as of the Closing, including Neil Gulsvig and Janice Gulsvig, will be employed on an “at will” basis. Any severance payments made to such Company employees following the Closing will be deemed to be operating expenses of Company for purposes of the calculation of EBITDA for the Deferred Purchase Consideration.

6.	CONDITIONS PRECEDENT TO NRC’S AND SUB’S OBLIGATIONS

        Each and every obligation of NRC and Sub to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        6.1.    Representations and Warranties True as of the Closing Date. Each of the representations and warranties made by Company in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by Company in this Agreement that is not so qualified and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by NRC or Sub.

        6.2.    Compliance With Agreement. Company, Neil Gulsvig and Janice Gulsvig shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.1.

        6.3.    Absence of Litigation. No Litigation shall have been commenced or overtly threatened, and no investigation by any Government Entity shall have been commenced, against NRC, Sub, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided, however, that this Section 6.3 shall not be available to NRC or Sub if a failure by either NRC or Sub to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such Litigation or investigation.

        6.4.    Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to NRC not less than two business days prior to the Closing.

        6.5.    Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Shareholders (as set forth in Section 3.26).

        6.6.    Cancellation Agreements. Each holder of options, Warrants or Share Units shall have executed and delivered a Cancellation Agreement with respect to such options, Warrants or Share Units.

        6.7.    Escrow Agreement. The Escrow Agreement shall have been executed by Company, Shareholders’ Agent and U.S. Bank National Association (the “Escrow Agent”).

        6.8.    Retention Bonus and Noncompetition and Nonsolicitation Agreements. The Retention Bonus Agreements and the Noncompetition and Nonsolicitation Agreements referred to in Section 5.1 shall have been executed by Company, on the one hand, and Neil Gulsvig and Janice Gulsvig, respectively, on the other hand.

7.	CONDITIONS PRECEDENT TO COMPANY’S OBLIGATIONS

        Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        7.1.    Representations and Warranties True on the Closing Date. Each of the representations and warranties made by NRC and Sub in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties made by NRC and Sub in this Agreement that are not so qualified and the statements contained in any instrument, list, certificate or writing delivered by NRC or Sub pursuant to this Agreement, shall be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent that such representations and warranties speak as of an earlier date, as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes consented to in writing by Company.

        7.2.    Compliance With Agreement. NRC and Sub shall have in all material respects performed and complied with all of NRC’s and Sub’s agreements and obligations under this Agreement which are to be performed or complied with by NRC or Sub prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.2.

        7.3.    Absence of Litigation. No injunction or other restrictive order shall be in force against NRC, Sub, Company or any of the affiliates, officers or directors of any of them, restraining or preventing the transactions contemplated hereby.

        7.4.    Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Company not less than two business days prior to the Closing; provided, however, that this Section 7.4 shall not be available to Company with respect to the consents that are not (and should have been) disclosed as necessary pursuant to Section 3.3.

        7.5.    Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the Shareholders (as set forth in Section 3.26).

        7.6.    Retention Bonus and Noncompetition and Nonsolicitation Agreements. The Retention Bonus Agreements and the Noncompetition and Nonsolicitation Agreements referred to in Section 5.1 shall have been executed by NRC.

        7.7.    Escrow Agreement. The Escrow Agreement shall have been executed by NRC and the Escrow Agent.

8.	SHAREHOLDERS’ AGENT

        8.1.    Appointment. Shareholders’ Agent and his duly-appointed successor in accordance with Section 8.3 below is hereby irrevocably constituted and appointed by Company and the Participating Shareholders as the representative of all Participating Shareholders through whom all actions on behalf of such Participating Shareholders relating to this Agreement after the Closing Date shall be made or directed, and hereby acknowledges that Shareholders’ Agent shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement on behalf of the Participating Shareholders. Company and the Participating Shareholders further acknowledge that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the Merger or the disability, death or incompetency of any or all of the Participating Shareholders. Shareholders’ Agent is authorized, in his sole discretion (1) to dispute, refrain from disputing, consent to, assume the defense of, arbitrate, litigate or settle any claim made by NRC under this Agreement, (2) to negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under, and make any determinations under this Agreement, and to sign any releases or other documents with respect to such dispute or remedy, and (3) to give such instructions and do such other things and refrain from doing such things as Shareholders’ Agent shall deem appropriate to carry out the provisions of this Agreement. Participating Shareholders shall be bound by all notices received, agreements and determinations made by and documents executed and delivered by Shareholders’ Agent under this Agreement and within the scope of this appointment. By executing and delivering this Agreement under the heading “Shareholders’ Agent” on the signature page hereof, Neil Gulsvig hereby accepts his appointment and authorization to act as Shareholders’ Agent on behalf of the Participating Shareholders in accordance with the terms of this Agreement.

        8.2.    Limitation of Liability. Shareholders’ Agent shall not be personally liable to the Participating Shareholders or any other person for any action taken, suffered or omitted by him in good faith under this Agreement or in connection with any claim. In acting hereunder, Shareholders’ Agent may rely upon, and shall be protected in acting or refraining from acting upon, an opinion of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or document reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. Shareholders’ Agent may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. Shareholders’ Agent may perform his duties either directly or by or through his agents or attorneys, and Shareholders’ Agent shall not be responsible to the Participating Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by him.

        8.3.    Successor Shareholders’ Agent. In the event that Shareholders’ Agent shall become unable or unwilling to continue in his capacity as Shareholders’ Agent under this Agreement, the holders of a majority of the interests represented by the Participating Shareholders shall appoint a successor Shareholders’ Agent. If for any reason no successor Shareholders’ Agent has been appointed pursuant to the foregoing sentence within 60 days, then NRC shall have the right to petition a court of competent jurisdiction for appointment of a successor. The holders of a majority of the interests represented by the Participating Shareholders may vote to remove Shareholders’ Agent with or without cause and appoint a successor. The appointment of any successor Shareholders’ Agent shall not be binding on NRC unless and until notice thereof is given to NRC.

9.	INDEMNIFICATION

        9.1.    By Shareholders. For purposes of this Article 9, the term “Shareholder” shall include all holders of Closing Rights (other than such holders who hold only Share Units except to the extent of such holders’ interest in any Deferred Purchase Consideration). Subject to the terms and conditions of this Article 9, each Shareholder, severally in proportion to his or her interest in Company as of the Effective Time, hereby agrees to indemnify, defend and hold harmless NRC, Sub and their respective directors, officers, employees and controlled and controlling persons (hereinafter “NRC’s Affiliates”) and Company after the Closing from and against all Claims asserted against, resulting to, imposed upon, or incurred by NRC, Sub, NRC’s Affiliates or Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Company, Neil Gulsvig or Janice Gulsvig contained in this Agreement. The term “Claims” shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, reasonable settlements, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

        9.2.    By NRC. Subject to the terms and conditions of this Article 9, NRC hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any Shareholder, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of NRC or Sub contained in or made pursuant to this Agreement, or (b) the breach of any covenant of NRC or Sub contained in this Agreement.

        9.3.    Indemnification of Third Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions.

            9.3(a)    Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) shall give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party shall undertake the defense, compromise or settlement thereof by representatives chosen by it. In all matters concerning the Shareholders, the Shareholders’ Agent shall give and receive notice and otherwise act in all respects on their behalf. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense. The final determination of such third party Claim, including all related costs and expenses, will be binding and conclusive upon the parties to this Agreement as to the validity or invalidity, as the case may be, of such third party Claim. Any costs of the Indemnifying Party ordered to be paid by, or recovered from, any such third party as a result of such third party Claim will be assigned by the Indemnified Party to the Indemnifying Party which undertook the defense.

            9.3(b)    Failure to Defend. If the Indemnifying Party, within 10 days after notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

            9.3(c)    Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

            9.3(d)    Limitations on Indemnification. Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

9.3(d)(i)Time Limitation. No claim or action shall be brought under this Article 9 for breach of a representation or warranty after February 15, 2010. Regardless of the foregoing or any other provision of this Agreement:

(A) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made by Company in or pursuant to Sections 3.1, 3.3, 3.12 and 3.22, and Company hereby waives all applicable statutory limitation periods with respect thereto.

(B) The representations and warranties made by NRC and Sub pursuant to Sections 4.1, 4.2 and 4.3 will survive until final payment in full of the Purchase Consideration.

(C) Any claim or action brought for breach of any representation or warranty made by Company in or pursuant to Section 3.5 or Section 3.16 may be brought at any time during the period expiring sixty (60) days following the expiration of the applicable statute of limitations (as such period may be extended by waiver or consent of any party).

9.3(d)(ii)Amount Limitation. NRC, Sub and NRC’s Affiliates shall not be entitled to indemnification under this Article 9 for breach of a representation or warranty unless the aggregate of the Shareholders’ indemnification obligations to them pursuant to this Article 9 (but for this Section 9.3) exceeds $175,000; but in such event, NRC, Sub and NRC’s Affiliates shall be entitled to indemnification in full for all breaches of such representations and/or warranties. In addition, the maximum aggregate liability of the Shareholders under this Agreement in respect of all breaches of representations and warranties of Company will be limited to $1,000,000 plus up to $1,500,000 of the Deferred Purchase Consideration earned, if any, determined on an annual basis (not an aggregate basis) when calculated. Notwithstanding the foregoing, NRC, Sub and NRC’s Affiliates shall not be subject to any limitation pursuant to this Section 9.3(d)(ii), and shall be entitled to dollar-for-dollar recovery in respect of Claims in connection with (A) fraud, intentional misrepresentation or a deliberate and willful breach of any representations or warranties or (B) breaches of representations and/or warranties contained in Sections 3.1, 3.3, 3.12 and 3.22 and breaches of any covenants.

10.	CLOSING

        Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 11, and provided that the conditions to the Closing set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Moss & Barnett, P.A., 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, at 10:00 a.m., Minneapolis time, on the later of (a) December 19, 2008 or (b) the day on which the Shareholders approve the Merger and this Agreement; or at such other time, date and place as the parties hereto shall agree. Notwithstanding the foregoing, if the Closing does not take place in accordance with the preceding sentence because any condition to the obligations of Company or NRC and Sub under this Agreement is not met on that date, then any party may postpone the Closing from time to time to any designated subsequent business day not more than five (5) business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the closing was to occur. The actual time and date of the Closing are herein called the “Closing Date.” Assuming the Closing occurs, the Closing shall be deemed to be effective as of the Effective Time.

        10.1.    Documents to be Delivered by Company. At the Closing, Company shall deliver to NRC and Sub the following documents, in each case duly executed or otherwise in proper form:

            10.1(a)    Compliance Certificate of Company. A certificate signed by the President of Company that, except to the extent that such representations and warranties speak as of an earlier date, each of the representations and warranties made by Company in this Agreement is true and correct, on and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date (except for any changes consented to in writing by NRC or Sub), and that Company has performed and complied in all material respects with all of Company’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            10.1(b)    Retention Bonus and Noncompetition and Nonsolicitation Agreements. The Retention Bonus Agreements and the Noncompetition and Nonsolicitation Agreements referred to in Section 5.1, duly executed by the persons referred to in such Section.

            10.1(c)    Certified Resolutions. Certified copies of the resolutions of the Board of Directors of Company, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

            10.1(d)    Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Amended and Restated Articles of Incorporation of Company certified by the DFI.

            10.1(e)    Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to NRC and Sub pursuant to the terms hereof.

            10.1(f)    Escrow Agreement. The Escrow Agreement referred to in Section 2.2(b) duly executed by the Escrow Agent, Shareholders’ Agent and Company.

            10.1(g)    Form W-9. A Form W-9 properly executed by each Shareholder.

            10.1(h)    Other Documents. All other documents, instruments or writings required to be delivered to NRC or Sub at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as NRC may reasonably request.

        10.2.    Documents to be Delivered by NRC or Sub. At the Closing, NRC and/or Sub shall deliver to Company or Shareholders’ Agent the following documents, in each case duly executed or otherwise in proper form:

            10.2(a)    Purchase Consideration to Shareholders’ Agent. To Shareholders’ Agent with respect to Participating Shareholders, the consideration described in Article 1 that is payable in accordance with Article 2.

            10.2(b)    Compliance Certificate. A certificate signed by the Chief Executive Officer of Sub that, except to the extent that such representations and warranties speak as of an earlier date, each of the representations and warranties made by NRC and Sub in this Agreement is true and correct, on and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date (except for any changes consented to in writing by Company), and that NRC and Sub have performed and complied in all material respects with all of NRC’s and Sub’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

            10.2(c)    Certified Resolutions. A certified copy of the resolutions of the Board of Directors of NRC and Sub authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

            10.2(d)    Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by NRC or Sub pursuant to the terms hereof.

            10.2(e)    Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

11.	TERMINATION

        11.1.    Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

            11.1(a)     by mutual written agreement of NRC and Company;

            11.1(b)     by either NRC or Company if the Closing shall not have occurred on or before January 31, 2009, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date;

            11.1(c)     by NRC if the Shareholders’ Meeting shall not have been held by January 31, 2009;

            11.1(d)     by either NRC or Company on or after the tenth (10th) business day following the Shareholders’ Meeting if the Shareholders do not approve this Agreement, the Merger and the other transactions contemplated hereby at the Shareholders’ Meeting or otherwise prior to such tenth (10th) business day; or

            11.1(e)     by either NRC or Company on or after the tenth (10th) business day following the Shareholders’ Meeting if the Shareholders approve this Agreement, the Merger and the other transactions contemplated hereby at the Shareholders’ Meeting; provided that NRC and Company shall not be permitted to terminate this Agreement pursuant to this Section 11.1(e) unless, in the case of a termination by Company, each of the conditions in Article 6 has been satisfied and Company has been prepared to deliver, in each case duly executed or otherwise in proper form, the documents listed in Section 10.1 during such ten-day period; or, in the case of a termination by NRC, each of the conditions in Article 7 has been satisfied and NRC and Sub have been prepared to deliver, in each case duly executed or otherwise in proper form, the documents listed in Section 10.2 during such ten-day period.

        11.2.    Termination for Breach.

            11.2(a)    Termination by NRC. If (i) an event has occurred such that a condition to the obligations of NRC or Sub cannot be satisfied or (ii) Company shall have attempted to terminate this Agreement under this Article 11 or otherwise without grounds to do so, and such failure or wrongful termination attempt has not been cured, within ten (10) days after notice thereof is given to Company, then NRC may, by written notice to Company at any time prior to the Closing that such failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c). Notwithstanding the foregoing, if NRC or Sub has breached a representation, warranty or covenant in any material respect, NRC may not terminate this Agreement on the basis of such breach.

            11.2(b)    Termination by Company. If (i) an event has occurred such that a condition to the obligations of Company cannot be satisfied or (ii) NRC shall have attempted to terminate this Agreement under this Article 11 or otherwise without grounds to do so, and such failure or wrongful termination attempt has not been cured, within ten (10) days after notice thereof is given to NRC, then Company may, by written notice to NRC at any time prior to the Closing that such failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c). Notwithstanding the foregoing, if Company has breached a representation, warranty or covenant in any material respect, Company may not terminate this Agreement on the basis of such breach.

            11.2(c)    Effect of Termination. The covenants set forth in Article 5 terminate upon termination of this Agreement pursuant to this Article 11. However, termination of this Agreement pursuant to Article 11 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and reasonable attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 12.7 shall survive termination.

12.	MISCELLANEOUS

        12.1.    Disclosure Schedule. The Schedules that Company has delivered and to which statements in Article 3 refer have been compiled in a bound volume (the “Disclosure Schedule”), executed by Company and dated and delivered to NRC on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any statement not qualified by reference to the Disclosure Schedule or, except with regard to information set forth on the face of any Schedule that makes reasonably apparent its applicability to any other Schedule, with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

        12.2.    Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by NRC, Sub, Company, Neil Gulsvig or Janice Gulsvig shall be subject to the approval of the other parties in all essential respects, except that approval of the other parties shall not be required as to a press release, public announcement or filing to the extent that NRC, Sub or Company reasonably determines, after consultation with outside legal counsel, such press release, public announcement or filing is required by Law or by the rules of any applicable self-regulatory organization with respect to its publicly-traded securities (in which case the disclosing party will use its reasonable efforts to advise the other parties prior to making the disclosure).

        12.3.    Assignment; Parties in Interest.

            12.3(a)    Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, NRC may, without consent of any other party, cause one or more subsidiaries of NRC to carry out all or part of the transactions contemplated hereby; provided, however, that NRC shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

            12.3(b)    Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        12.4.    Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction and except as otherwise specifically required by the WBCL.

        12.5.    Amendment and Modification. No amendment or modification of or supplement to this Agreement shall be valid unless such amendment, modification or supplement is agreed upon in writing between NRC, Company, Neil Gulsvig and Janice Gulsvig.

        12.6.    Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

            (a)     If to NRC, to Sub or to Company after the Closing, to:

National Research Corporation 1245 Q Street Lincoln, Nebraska 68508 Attention: President and Chief Executive Officer Facsimile: (402) 475-9061

(with a copy to)

Benjamin F. Garmer, III Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 Facsimile: (414) 297-4900

or to such other person or address as NRC or Sub shall furnish to Company and Shareholders’ Agent in writing.

            (b)     If to Company prior to the Closing, to:

Mr. Neil L. Gulsvig My InnerView Inc. 500 Third Street Wausau, WI 54403 Facsimile: (715) 848-8787

(with a copy to)

Anthony M. Marick Moss & Barnett, P.A. 4800 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Facsimile: (612) 877-5999

            (c)     If to Shareholders’ Agent, to:

Mr. Neil L. Gulsvig 2306 Eagle Valley Lane Wausau, WI 55403 Facsimile: (715) 848-8787

(with copy to)

Anthony M. Marick Moss & Barnett, P.A. 4800 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Facsimile: (612) 877-5999

or to such other person or address as Shareholders’ Agent shall furnish to NRC in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery), unless sender confirms receipt through personal contact, in which case such communication shall be deemed delivered upon such confirmation; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        12.7.    Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

            12.7(a)    Brokerage. Except as to Laird Squared, LLC, Coady Diemar Partners, LLC and MTS Health Partners, L.P., Company, NRC and Sub each represent and warrant to each other that there is no broker involved or in any way connected with the transactions provided for herein on their behalf respectively and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.

            12.7(b)    Expenses to be Paid by Shareholders. The Shareholders and holders of the Closing Rights shall be obligated to pay all expenses of Company, including those related to legal, accounting, tax and financial advisors and consultants (the “Company Transaction Expenses”), as well as their own expenses, in connection with the transactions contemplated by this Agreement, including any tax imposed with respect to the transactions contemplated by this Agreement.

            12.7(c)    Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

        12.8.    Entire Agreement. This instrument, along with that certain Non-Disclosure Agreement executed by NRC, dated as of September 15, 2008 (the “Non-Disclosure Agreement”), embody the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein or therein. Upon the Effective Time, the Non-Disclosure Agreement shall terminate.

        12.9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.10.    Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NRC ACQUISITION, INC.	MY INNERVIEW, INC.
(“Sub”)	(“Company”)
By: /s/ Patrick E. Beans	By: /s/ Neil L. Gulsvig
Patrick E. Beans	Neil L. Gulsvig
Vice President, Secretary and Treasurer	President and Chief Executive Officer
NATIONAL RESEARCH CORPORATION	SHAREHOLDERS’ AGENT
(“NRC”)	(“Shareholders’ Agent”)
By: /s/ Patrick E. Beans
Patrick E. Beans	/s/ Neil L. Gulsvig
Vice President, Treasurer,	Neil L. Gulsvig
Chief Financial Officer and Secretary
/s/ Neil L. Gulsvig
Neil L. Gulsvig, individually
/s/ Janice L. Gulsvig
Janice L. Gulsvig, individually